Exhibit 10.1

PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT

BUFFALO WILD WINGS, INC.
2012 EQUITY INCENTIVE PLAN

Name of Participant:
Target Number of Units:	Maximum Number of Units: (That May Be Earned and Vest)
Grant Date: ___________, 2017
Performance Period: December 26, 2016 through December 29, 2019
Scheduled Vesting Date: December 29, 2019

This Agreement (the “Agreement”), dated and effective as of the Grant Date specified above, is between Buffalo Wild Wings, Inc., a Minnesota corporation (the “Company”), and the Participant identified above.

Background

A.    Participant on the date hereof is a key employee or officer of the Company or a Subsidiary of the Company.

B.    The Company wishes to grant a performance-based restricted stock unit award to Participant payable in shares of the Company’s common stock pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”), and in partial consideration for such grant to obtain Participant’s consent to the amendment of certain outstanding equity awards previously granted to the Participant under the Plan.

C.    The Company’s Compensation Committee, as administrator of the Plan, has determined that the Participant is eligible to receive such an award and hereby grants an award to the Participant on the terms and conditions that follow.

Terms and Conditions*

1.    Grant of Performance-Based Restricted Stock Units. Subject to the conditions set forth in Section 6 of this Agreement regarding the amendment of certain outstanding equity awards, the Company hereby grants to Participant on the Grant Date an award of performance-based restricted stock units (“Units”) initially equal to the “Target Number of Units” specified in the table above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan (the “Award”). The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Units, but may not under any circumstances exceed the Maximum Number of Units specified in the table above. Each Unit that vests will entitle the Participant to receive one Share of the Company’s Stock.

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*    Any capitalized term used in this Notice shall have the meaning set forth in this Notice (including in the table at the beginning of this Notice) or, if not defined in this Notice, the meaning set forth in the Plan as it currently exists or as it is amended in the future.

2.    Nature of Units. The Units granted pursuant to this Award are bookkeeping entries only and do not provide the Participant with any dividend, voting or other rights of a stockholder of the Company. The Units shall remain forfeitable at all times unless and to the extent the vesting conditions set forth in Section 3 of this Agreement are satisfied. Neither this Award nor the Units may be sold, transferred, assigned, encumbered or otherwise disposed of, except by will or the laws of descent and distribution in the event of the Participant’s death. Any attempt to otherwise transfer the Units or this Award shall be void and without effect.

3.    Vesting of Restricted Stock Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date, on which Units subject to this Award vest as provided in this Section 3.

(a)    General. Except as otherwise provided in Paragraphs 3(b) and 3(c), the Units subject to this Award shall vest on the Scheduled Vesting Date only if and to the extent the Company satisfies the performance-based objective(s) for the Performance Period as set forth in Exhibit A to this Agreement. If the Committee certifies that the Company achieved at least its threshold performance-based objective for the Performance Period, then some or all of the Units subject to this Award will vest as of the Scheduled Vesting Date. The portion of the Units subject to this Award that will vest as of the Scheduled Vesting Date will be determined according to the formula specified in Exhibit A. Any Units that have not vested on the Scheduled Vesting Date will be forfeited.

(b)    Termination of Employment. Except as provided in the following sentences and in Paragraph 3(c), if the Participant’s employment with the Company and all of its Affiliates ceases at any time during the Performance Period, this Award shall terminate and all Units subject to this Award shall be forfeited by Participant. If, however, the Participant’s employment with the Company and all of its Affiliates ends due to death or Disability, and if the Scheduled Vesting Date of this Award is the end of the fiscal year in which the termination occurred, then this Award will vest at the same time and to the same degree as comparable awards to continuing employees based on Company’s actual performance during the Performance Period. If, during the Performance Period, the Participant’s employment with the Company and all of its Affiliates is terminated by the employer for reasons other than Cause, or is terminated by the Participant for Good Reason (as defined in Paragraph 3(d)), or terminates due to Retirement (as defined below), then this Award will vest on the Scheduled Vesting Date with respect to the same number of Units that would have vested on the Scheduled Vesting Date based on the Company’s actual performance during the Performance Period if the Participant’s employment had continued. For purposes of this Agreement, “Retirement” is defined as termination of employment other than for Cause at a time when the Participant is at least 55 years old and has worked for the Company for at least 10 years. It is understood that if the

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Participant’s employment ends for any reason during the period between the Scheduled Vesting Date and the date Shares of Stock are to be issued in settlement of Units that vest as of the Scheduled Vesting Date, the Participant shall not forfeit any such Units.

(c)    Change in Control. If a Change in Control (as defined in Paragraph 3(e) below) occurs and the Participant holds Units subject to this Agreement at the time, then one of the following shall occur:

             (1)    If, pending the Change in Control, the Committee determines that this Award will not continue after the Change in Control or that the successor entity (or its Parent) will not agree to provide for the assumption or replacement of this Award with a comparable equity-based award covering shares of the successor entity (or its Parent) that preserves the intrinsic value of this Award existing at the time of the Change in Control and is subject to substantially similar terms and conditions as this Award, then the Target Number of Units subject to this Award shall vest and be settled at or immediately prior to the effective time of the Change in Control.

(2)    If, in connection with the Change in Control, subparagraph 3(c)(1) is not applicable and this Award is continued, assumed or replaced in the manner described in subparagraph 3(c)(1), and if within one year after that Change in Control the Participant’s employment with the Company and all of its Affiliates (or with any successor entity) is terminated by the employer for reasons other than Cause, or is terminated by the Participant for Good Reason (as defined in Paragraph 3(d)), then a number of Units subject to this Award shall immediately vest and be settled within 30 days after the date of the Participant’s termination of employment, unless the Participant has made an election in accordance with Section 5 of this Agreement. That number shall be equal to the number of Units subject to this Award that would vest as of the Scheduled Vesting Date if the Company were to achieve the Target Payout level of the performance objectives for the Performance Period.

(d)    Definition of Good Reason. “Good Reason” means any of the following conditions arising without the consent of Participant, provided that Participant has first given written notice to the Company of the existence of the condition within 90 days of its first occurrence, and the Company has failed to remedy the condition within 30 days thereafter:

(1)    a material diminution in the Participant’s base salary;

(2)    a material diminution in the Participant’s authority, duties, or responsibilities;

(3)    relocation of Participant’s principal office more than 50 miles from its current location; or

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(4)    any other action or inaction that constitutes a material breach by the Company of any terms or conditions of any agreement between the Company and the participant, which breach has not been caused by Participant.

(e)    Definition of Change in Control. “Change in Control” means one of the following:
(1)    An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)    any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)    any formation of a Group consisting solely of beneficial owners of the Company's Voting Securities as of the effective date of this Plan;

(C)    any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 30% or more of the Company’s Voting Securities; or

(D)    with respect to the Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2)    Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board. A “Continuing Director” means an individual (i) who is, as of the Grant Date, a director of the Company, or (ii) who becomes a director of the Company after the Grant Date and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.

(3)    A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company's Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the

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combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities. A “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(4)    The Company’s shareholders approve a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if and to the extent that this Award constitutes a deferral of compensation subject to Code Section 409A and provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred for purposes of effecting such a change in the time or form of payment upon an event described in this Paragraph 3(e) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
4.    Settlement of Units. Unless the Participant has made an election in accordance with Section 5 of this Agreement, and except as otherwise provided in Paragraph 3(c), as soon as practicable after the Scheduled Vesting Date, but no later than 75 days after the Vesting Date, the Company shall cause to be issued to the Participant (or his or her beneficiary or personal representative) one Share of Stock in payment and settlement of each vested Unit. The Company may withhold from the number of such Shares to be delivered in settlement of the Units any Shares required for the payment of withholding taxes as provided in Paragraph 7(e) below.

5.    Deferral of Payment of Vested Units.

(a)    Election. The Participant may elect, on or before the date that is six months before the end of the Performance Period, to defer receipt of the payment and settlement of vested Units.

(1)    Shares Eligible for Deferral. A Participant may elect to defer payment and settlement of 10%‑100% (expressed as a whole percentage) of the vested Units. Vested Units as to which such an election has been made are referred to as “Deferred Units.”

(2)    Time of Payment. Deferred Units shall be paid upon the earliest to occur of the following (the “Payment Date”):

(A)    the Participant’s Separation from Service (as defined in the Buffalo Wild Wings, Inc. Management Deferred Compensation Plan (the “Deferred Compensation Plan”)),

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(B)    the Participant’s death,

(C)    the Participant’s disability (as defined in the Deferred Compensation Plan), or

(D)    an in-service distribution date elected by the Participant, if any.

(3)    Form of Payment. Deferred Units, when paid, shall be distributed in shares of Stock either (A) as a lump sum or (B) in equal annual installments over a specified period of no more than five years; provided however, that if a Participant elects installments, the Committee may, in its discretion, determine to settle the Participant’s Deferred Units in cash instead of in shares of Stock. Payment shall be treated as made upon the Participant’s Separation from Service if it is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the Separation from Service, subject to Paragraph 5(b). If the Participant elects to receive installments, the issuance of each annual installment shall be made on the anniversary of the date of the first issuance.

(4)    Election Forms. Such election shall be made on such form(s) prescribed by the Committee and shall otherwise comply with any rules or procedures specified by the Committee for making elections.

(b)    Specified Employee. If the Participant makes a deferral election pursuant to Paragraph 5(a) and is a “Specified Employee” (as defined in the Deferred Compensation Plan) as of the date of the Participant’s Separation from Service (and has not elected an earlier in-service distribution of Deferred Units), no payment shall be made to the Participant until the first day of the seventh month after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). If the Participant has elected under Paragraph 5(a) to receive payment in equal annual installments, the first such installment shall be issued on the first day of the seventh month after the Participant’s Separation from Service, and subsequent installments shall be paid on the anniversary of the first installment.

(c)    Dividend Equivalents. A Participant who has Deferred Units hereunder shall be entitled to receive additional Deferred Units with respect to such Deferred Units as “dividend equivalents” at such time(s), if any, that cash dividends are declared and paid by the Company on shares of Stock. The number of additional Deferred Units shall be determined by multiplying the number of Deferred Units then credited to the Participant (which shall include any Deferred Units previously credited to the Participant in connection with cash dividends under this Paragraph 5(c)), times the dollar amount of the cash dividend per share of Stock, and then dividing by the Fair Market Value of a share of Stock as of the dividend payment date. Any Deferred Units credited to a Participant with respect to cash dividends under this Paragraph 5(c) shall be vested at all times, and paid at the same time and in the same form as the Participant’s other Deferred Units.

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(d)    Administration. The Committee shall have the authority to establish a bookkeeping account or accounts in the name of the Participant, and such rules, regulations and procedures as it shall deem necessary or desirable for the orderly administration of deferrals of Units hereunder or compliance with applicable law. The Committee may, in its discretion, delegate its administrative duties with respect to Deferred Units to such officer or officers of the Company, or third party or parties, as it shall approve.

(e)    Small Balances. Notwithstanding any payment election made pursuant to Paragraph 5(a)(iii), if the Fair Market Value of the Shares of Stock underlying a Participant’s Deferred Units, is, in the aggregate, less than $20,000 on the Payment Date, such Shares will be distributed in a lump sum. In addition, the Company may distribute all of a Participant’s unpaid deferred Shares in a lump sum if the Fair Market Value of such Shares does not exceed the limit in Section 402(g)(1)(B) of the Code and results in the termination of the Participant’s entire deferred interest under this Agreement.

(f)    Beneficiary. The Committee may permit the Participant to designate one or more beneficiaries to receive payment of any benefits to which the Participant is entitled under this Section 5. In the absence of a valid beneficiary designation, a Participant’s beneficiary shall be his Surviving Spouse (as defined in the Deferred Compensation Plan), or if the Participant has no Surviving Spouse, the beneficiary shall be the Participant’s estate. Payment of a Participant’s entire interest in Deferred Units shall be paid to his beneficiary(ies) in a lump sum.

(g)    Unfunded Right. The Company’s obligations under this Section 5 are merely an unfunded, unsecured obligation to pay and settle Deferred Units hereunder in accordance with the provisions of this Section 5. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan, and to the extent it does so, such assets shall remain subject to the claims of the Company’s general creditors.

(h)    Amendment and Termination. The Committee may amend the provisions of this Section 5 or terminate the deferral of Units under this Section 5 at any time, provided that any such amendment or termination complies with the requirements of Code Section 409A and the regulations and guidance thereunder.

6.    Amendment of Prior Award Notices. The effectiveness of this Award and Agreement is expressly conditioned upon the Participant’s consent to the amendment of each Notice of Performance-Based Restricted Stock Unit Award, Notice of Non-Qualified Stock Option Award and Notice of Incentive Stock Option Award (collectively, the “Notices”) issued to the Participant by the Company under the Plan prior to the Grant Date with respect to each performance-based restricted stock unit award, non-qualified stock option award and incentive stock option award that is outstanding and not fully vested as of the Grant Date (the “Amended Awards”). The amendment to the Notice for each of the Amended Awards consists of incorporating the definition of “Change in Control” contained in Paragraph 3(e) of this Agreement into such Notice, which, in accordance with Section

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2(f) of the Plan, will cause such definition to supersede the definition of “Change in Control” contained in Section 2(f) of the Plan for purposes of each such Notice and Amended Award.

7.    General Provisions.

(a)    Employment. Neither this Agreement nor the Award shall confer on Participant any right with respect to continuance of employment by the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment. Nothing in this Agreement shall be construed as creating an employment contract for any specified term between Participant and the Company or any Affiliate.

(b)    Securities Law Compliance. No Shares of Stock issuable pursuant to this Award shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges on which the Company’s Stock may, at the time, be listed.

(c)    Changes in Capitalization. Pursuant and subject to Section 12 of the Plan, certain changes in the number of Shares or character of the Stock of the Company (through merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an equitable adjustment by the Committee to avoid dilution or enlargement of Participant’s rights with respect to any Units subject to this Award which have not yet been settled.

(d)    Shares Reserved. The Company shall at all times during the term of this Award reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Award.

(e)    Withholding Taxes. The Company shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to the Participant an amount sufficient to cover any required withholding taxes in connection with the settlement of Units subject to this Award, and (ii) require a Participant or other person receiving Shares of Stock under this Award to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from the Participant as provided above, the Participant may elect to cover the required withholding taxes (not to exceed the maximum individual statutory tax rate in any applicable jurisdiction) through a reduction in the number of Shares delivered to Participant, valued in the same manner as used in computing the withholding taxes under applicable laws.

(f)    2012 Equity Incentive Plan. The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs this Award

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and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

(g)    Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company, its Affiliates and their successors and assigns, and shall bind and inure to the benefit of Participant and any successor or successors of Participant permitted herein. This Award is expressly subject to all terms and conditions contained in the Plan and in this Agreement, and Participant shall comply with all such terms and conditions.

(h)    Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court of Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of the state of Minnesota could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.
(i)    Choice of Law. This Agreement is subject to the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflicts of laws principles).
(j)    Code Section 409A. To the extent any provision of this Agreement does not satisfy the requirements of Code Section 409A or any regulations or other guidance issued by the Treasury Department or the Internal Revenue Service under Code Section 409A, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Agreement to the contrary, and to the extent not prohibited by Code Section 409A, the provisions of the Agreement and the rights of Participants and their beneficiaries hereunder shall be deemed to have been modified accordingly.

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By signing below, Participant accepts this Award and agrees to all of the terms and conditions contained in this Agreement and in the Plan, and consents to the amendment of all Amended Awards and the Notices relating thereto (as those terms are defined in Section 6 of this Agreement) in the manner described in Section 6 of this Agreement. If Participant fails to sign and return this Agreement to the Company within 10 days of the Grant Date, this Award shall be void and of no further force or effect.

______________ [Name], Participant	Buffalo Wild Wings, Inc. By:________________________________ Sally J. Smith Chief Executive Officer and President

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Exhibit A to
Performance-Based Restricted Stock Unit Award Agreement

Performance-Based Objectives

Performance Period:    Fiscal years 2017, 2018 and 2019 (December 26, 2016 through December 29, 2019)

The determination of the number of Units that will vest on the Scheduled Vesting Date at the end of the Performance Period specified above as provided in Paragraph 3(a) of the Agreement will be determined as follows:

1.    The Company’s Cumulative Net Operating Profit After-Tax (“Cumulative NOPAT”) and Average Return on Invested Capital (“Average ROIC”) (each performance measure as defined below) for the Performance Period will be determined.

2.    The Payout Factor for each performance measure for the Performance Period will be determined from the following tables based on where the Company’s actual Cumulative NOPAT and Average ROIC fall relative to the specified goals. If the Company’s actual Cumulative NOPAT or Average ROIC for the Performance Period is between two amounts shown in the relevant column of the applicable table, the corresponding Payout Factor for that performance measure will be determined by linear interpolation between the two relevant Payout Factor amounts shown in the table. If actual Cumulative NOPAT or Average ROIC for the Performance Period is less than the Threshold Goal specified, the Payout Factor for that performance measure is zero, and if it is greater than the Maximum Goal specified, the Payout Factor for that performance measure will be that which corresponds to the Maximum Goal.

Cumulative NOPAT (weighted 75%)

Payout Factor earned for Cumulative NOPAT x 75%

Company’s Three-Year Cumulative NOPAT for the Performance Period Ending December 29, 2019 ($ in Millions)	Payout Factor
$200% (Maximum)
$100% (Target)
$50% (Threshold)

Average ROIC (weighted 25%)
Combined Payout Factor

Payout Factor earned for Average ROIC x 25%

Company’s Three-Year Average ROIC for the Performance Period Ending December 29, 2019	Payout Factor
%	200% (Maximum)
%	100% (Target)
%	50% (Threshold)

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3.    The number of Units that will vest as of the Scheduled Vesting Date will be the Target Number of Units, as set forth on page one of the Agreement, multiplied by the Combined Payout Factor, which shall be the Payout Factor earned on Cumulative NOPAT times 0.75, plus the Payout Factor earned on Average ROIC times 0.25.

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Exhibit A to
Performance-Based Restricted Stock Unit Award Agreement

4.    Definitions for purposes of this Exhibit A:

•	The Company’s “Cumulative NOPAT” for the Performance Period shall mean the sum of the Company’s NOPAT for each fiscal year during the Performance Period.

•	The Company’s “Average ROIC” for the Performance Period shall mean the average of the Company’s ROIC for each fiscal year during the Performance Period.

•
The Company’s “NOPAT” shall mean for each fiscal year of the Performance Period the Company’s income from operations as calculated under U.S. generally accepted accounting principles, then expressed on an after-tax basis according to the Company’s effective corporate tax rate for the applicable year. The calculated NOPAT for each year is then subject to adjustment as set forth in the 2017 EIP Exception Guidelines adopted by the Committee.

•
The Company’s “ROIC” shall be calculated for each fiscal year of the Performance Period by dividing (1) an amount equal to the Company’s NOPAT for that year as determined above plus the Company’s after-tax rent expense for that year, by (2) an amount equal to the Company’s average of the beginning and ending invested capital for that year which includes an amount for capitalized operating leases using a capitalization multiple of eight to one. The calculated ROIC for each year is then subject to adjustment as set forth in the 2017 EIP Exception Guidelines adopted by the Committee.

5.    As an example, to compute the number of Units that will vest on the Scheduled Vesting Date, assume the following facts:

(i)	the Target Number of Units was 160;

(ii)	the Company’s actual Cumulative NOPAT resulted in a Payout Factor of 150% (half-way between the Target Goal and the Maximum Goal);

(iii)	The Company’s actual Average ROIC resulted in a Payout Factor of 100% (Target Goal was achieved).

Under these facts, the Combined Payout Factor would be 137.5% (150% x 0.75 + 100% x 0.25), and the number of Units vesting on the Scheduled Vesting Date would be 220.

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